4Q19 Earnings Release	February 12, 2020

FOR IMMEDIATE RELEASE
February 12, 2020
For more information contact:
Tim McHugh (419) 247-2800
Welltower Reports Fourth Quarter 2019 Results
Toledo, Ohio, February 12, 2020…..Welltower Inc. (NYSE:WELL) today announced results for the quarter ended December 31, 2019.
Fourth Quarter Highlights

•	Reported net income attributable to common stockholders of $0.55 per diluted share compared to $0.27 per diluted share in 2018

•	Reported normalized FFO attributable to common stockholders of $1.05 per diluted share, compared to $1.01 per diluted share in 2018, representing 4% normalized FFO growth

•	Grew total portfolio same store NOI by 2.2%, driven by consistent performance across all property types

•	Achieved same store REVPOR growth rate of 3.5% within the Seniors Housing Operating segment, led by the U.K. and U.S. portfolios

•
Completed over $1.4 billion of pro rata gross investments comprised of $1.1 billion of high-quality acquisitions at a blended year one yield of 5.3% and expected stabilized yield of 5.6%. Additionally, completed $308 million of development funding with an expected stabilized yield of 7.9%

•
Successfully closed our first green bond offering of $500 million of 2.7% senior unsecured notes due 2027, with proceeds to be used to fund renewable energy, water conservation, energy efficiency and green building projects

“Welltower continues to redefine the built environment where health and wellness services can be delivered with better outcomes, lower costs and enhanced consumer experience” commented Chairman and CEO, Thomas J. DeRosa. "This is evident in our recently announced groundbreaking strategic partnership with Jefferson Health, as well as innovative collaborations with industry leaders such as CareMore Health and Philips. Welltower’s unique strategy and best-in-class health care real estate platform continue to drive strong, sustainable results, enabling us to enhance shareholder value through accretive capital deployment into next generation sites of care.”
Fourth Quarter Capital Activity On December 31, 2019, we had $285 million of cash and cash equivalents and $1.4 billion of available borrowing capacity under our unsecured revolving credit facility. During the fourth quarter, we sold 4.3 million shares of common stock under our ATM and DRIP programs, through both cash settle and forward sale agreements, at an initial weighted average price of $85.19 per share, generating expected gross proceeds of approximately $364 million. In December 2019, we completed the issuance of our first green bond offering of $500 million of 2.7% senior unsecured notes due February 2027 and the issuance of $300 million of 2.95% Canadian-denominated senior unsecured notes. Additionally, we redeemed our $300 million Canadian-denominated 3.35% senior unsecured notes due 2020.
Dividend The Board of Directors declared a cash dividend for the quarter ended December 31, 2019 of $0.87 per share. On February 28, 2020, we will pay our 195th consecutive quarterly cash dividend to stockholders of record on February 24, 2020. The Board of Directors also approved a 2020 quarterly cash dividend rate of $0.87 per share ($3.48 per share annually) commencing with the February 2020 dividend payment. The declaration and payment of future quarterly dividends remains subject to review and approval by the Board of Directors.
Quarterly Investment and Disposition Activity We continue to leverage our extensive industry relationships to drive acquisition volume and recycle non-core real estate into new investments that are accretive to the quality of our operator and real estate portfolios and will drive future cash flow growth. In the fourth quarter, we completed $1.4 billion of pro rata gross investments including $1.1 billion in acquisitions across seven separate transactions at a blended year one yield of 5.3% and expected stabilized yield of 5.6%. Additionally, we completed $308 million in development funding with an expected stabilized yield of 7.9%, property dispositions of $40 million at a 7.6% yield and loan payoffs of $116 million at a 7.8% yield.
Notable Fourth Quarter Investments and Development Activity
Hammes Partners As previously announced, we acquired a 100% interest in a 29-property, Class-A medical office portfolio from Hammes Partners for $787 million. The 99% occupied portfolio totals 1.5 million rentable square feet with a weighted average remaining lease term of 12 years. The buildings are leased to prominent regional health systems such as Providence St. Joseph Health, Baylor Scott & White Health and Trinity Health.

4Q19 Earnings Release	February 12, 2020

Oakmont Senior Living As previously announced, we acquired six newly built, Class-A seniors housing communities in California for a gross investment of $297 million. Upon stabilization in year two, we expect to achieve a mid-to-high 5% cap rate.
Discovery Senior Living As previously announced, we closed on an expansion of our relationship with Discovery via an off-market acquisition of three recently opened combination seniors housing communities in in-fill locations within the Jacksonville, Port St. Lucie and Tampa MSAs for a pro rata investment amount of $91 million, which equates to $258,000 per unit. We expect to achieve a yield of 8.0% upon stabilization in year three.
Providence St. Joseph Health We completed the development of a 104,546 square foot medical office building in Mission Viejo, California, for a pro rata investment of $74 million. This outpatient center will focus on cancer care but will also include an array of health and medical services in partnership with Providence St. Joseph’s Mission Hospital Regional Medical Center located adjacent to the site. The property is master leased pursuant to a 15-year lease with 2.5% annual increasers.
Notable Pending Transactions
Prominent Seniors Housing Disposition In January 2020, we entered into a definitive agreement to sell a prominent Seniors Housing Operating portfolio in the western United States for a gross sale price exceeding $740 million. This portfolio consists of assisted living properties located in California, Nevada and Washington. The portfolio has occupancy of 97% and achieved NOI of $36.7 million in 2019.
Invesco Outpatient Medical Joint Venture As previously announced, we entered into a definitive agreement with Invesco to sell an 85% interest in a portfolio of 35 Outpatient Medical properties across 2.6 million square feet in 15 states. The properties are 19 years old and 89% occupied with a weighted average lease term of 5 years. We will retain leasing, portfolio and asset management responsibilities. The transaction is expected to close in the first half of 2020.
ProMedica Disposition During the fourth quarter, we reached a definitive agreement to sell three skilled nursing facilities with an average age of 49 years, for a gross sale price of $67 million or approximately $156,000 per operational bed. The sale of these HCR ManorCare operated facilities was initiated following an unsolicited offer and is anticipated to close in the first half of 2020.
Outpatient Medical Acquisition In January 2020, we closed on 16 buildings totaling $236 million of the previously announced $261 million medical office portfolio sourced off-market. We expect to close on the remaining two buildings by the end of third quarter 2020. The portfolio is 97% occupied with a weighted average remaining lease term of 8 years. We expect a blended mid-5% year-one yield. The portfolio complements our current outpatient medical footprint and aligns with top health systems, including Dignity Health and UPMC.
Full Year 2019 Highlights

•	Reported net income attributable to common stockholders of $3.05 per diluted share compared to $2.02 per diluted share in 2018

•	Reported normalized FFO attributable to common stockholders of $4.16 per diluted share, compared to $4.03 per diluted share in 2018, representing 3% normalized FFO growth

•
Completed $4.8 billion of pro rata gross investments, including $4.1 billion in acquisitions at a blended year one 5.4% yield and expected stabilized yield of 6.0%. Additionally, we completed $682 million in development funding with a 7.8% expected stabilized yield, property dispositions of $2.7 billion at a blended yield of 6.3% and loan payoffs of $192 million at an average yield of 8.7%

◦	Completed $2.4 billion in pro rata gross outpatient medical investments at a 5.6% yield and $155 million in development funding with a 6.4% yield

◦	Initiated new relationships with Related/Atria, Balfour Senior Living, Clover Management, Frontier Management and LCB Senior Living

•	Grew total portfolio average same store NOI by 2.8%, driven by our best-in-class seniors housing portfolio

•	Experienced a capstone year for ESG initiatives with the following significant announcements:

◦	Named to top quintile of Newsweek's inaugural America's Most Responsible Companies 2020 list

◦	Named to 2019 Dow Jones Sustainability World Index for second consecutive year

◦	Received GRESB Green Star for sustainability performance for fifth consecutive year

2019 Leadership Team Expansion As previously announced, Tim McHugh was named Senior Vice President - Chief Financial Officer and Justin Skiver was named Senior Vice President - Global Head of Seniors Housing. In addition during 2019, we made four significant additions to our senior management team, bringing expertise and talent to their respective leadership roles and are key to our strategic growth initiatives.

•	Ayesha Menon, Senior Vice President - Strategic Investments

•	Edward Cheung, Senior Vice President - Investments

4Q19 Earnings Release	February 12, 2020

•	Nicholas Rumanes, Vice President - Head of Development

•	Ryan Rothacker, Vice President - Portfolio Management & Operations

Full Year 2019 Newly Formed Seniors Housing Relationships
Related/Atria Welltower is the long-term capital partner for a joint venture between The Related Companies and Atria Senior Living, a partnership focused on developing, owning and operating modern, urban communities catering to seniors looking to live in major cities. In May 2019, the partnership announced the development of its first project, a luxury seniors living community at 1001 Van Ness in San Francisco, CA. In February 2020, the partnership announced the closing of a second development project, an upscale seniors living community located in the Hudson Yards sub-market in New York City.
Balfour Senior Living We formed a new RIDEA relationship with Denver, Colorado-based Balfour Senior Living, a premier operator of luxury independent, assisted living and memory care communities. We acquired a six-community portfolio, including Balfour's 203-unit flagship community, Riverfront Park, located in downtown Denver. As part of this transaction, we gained exclusivity on Balfour's future acquisitions and development pipeline, as well as an option to acquire up to a 34.9% interest in the management company.
Clover Management We formed a new joint venture partnership with Buffalo, New York-based Clover Management, an owner and operator of senior communities throughout the Northeast and Midwest regions of the United States.
Frontier Management We formed a new RIDEA relationship with Portland, Oregon-based Frontier Management, a premier operator of high acuity assisted living and memory care communities throughout the United States. Additionally we transitioned 20 properties previously operated by Silverado Senior Living to Frontier Management under a newly formed RIDEA joint venture.
LCB Senior Living We formed a new RIDEA relationship with Norwood, Massachusetts-based LCB Senior Living, a leading provider of senior living options throughout New England and several Mid-Atlantic states. In addition, we completed the transition of two former Brookdale communities in Chelmsford, MA and Rocky Hill, CT to LCB.
Full Year 2019 Notable Disposition Activity
Benchmark Senior Living As previously disclosed, we sold our Benchmark Senior Living portfolio for a gross $1.8 billion sale price, with potential to receive an additional $50 million in earnout proceeds subject to certain future sale hurdles. The 4,137-unit seniors housing operating portfolio consists of 48 assisted living properties located in Connecticut, Maine, Massachusetts, New Hampshire, Rhode Island and Vermont.
Long-Term/Post-Acute Care Dispositions We completed the disposition of 48 properties for $558 million at a 9.6% yield, further reducing long-term/post-acute care concentration.
Outlook for 2020 We are introducing our 2020 earnings guidance and expect to report net income attributable to common stockholders in a range of $2.96 to $3.06 per diluted share and normalized FFO attributable to common stockholders in a range of $4.20 to $4.30 per diluted share. In preparing our guidance, we have made the following assumptions:

•	Same Store NOI: We expect average blended SSNOI growth of 1.5% to 2.5% which is comprised of the following components:

◦	Seniors housing operating approximately 1.00% to 2.50%

◦	Seniors housing triple-net approximately 2.25% to 2.75%

◦	Outpatient medical approximately 2.25% to 2.75%

◦	Health system approximately 1.95%

◦	Long-term/post-acute care approximately 2.0% to 2.5%

•	General and administrative expenses: We anticipate annual general and administrative expenses of approximately $140 million, including $30 million of stock-based compensation.

•	Acquisitions/Joint Ventures: 2020 earnings guidance includes only acquisitions and joint ventures closed or announced year to date of $1.1 billion at a year 1 blended yield of 5.6%.

•	Development: We anticipate funding approximately $468 million of development in 2020 relating to projects underway on December 31, 2019.

•	Dispositions: We expect pro rata disposition proceeds of $1.7 billion at a blended yield of 5.1% in 2020.
Our guidance does not include any additional investments, dispositions or capital transactions beyond those we have announced, nor any other expenses, impairments, unanticipated additions to the loan loss reserve or other additional normalizing items. Please see the Supplemental Reporting Measures section for further discussion and our definition of normalized FFO and SSNOI and the Exhibits for a reconciliation of the outlook for net income available to common stockholders to normalized FFO attributable to common stockholders. We will provide additional detail regarding our 2020 outlook and assumptions on the fourth quarter 2019 conference call.
Conference Call Information We have scheduled a conference call on Thursday, February 13, 2020 at 9:00 a.m. Eastern Time to discuss our fourth quarter 2019 results, industry trends, portfolio performance and outlook for 2020. Telephone access will be available by dialing 844-467-7115 or 409-983-9837 (international). For those unable to listen to the call live, a taped rebroadcast will be available beginning

4Q19 Earnings Release	February 12, 2020

two hours after completion of the call through February 27, 2020. To access the rebroadcast, dial 855-859-2056 or 404-537-3406 (international). The conference ID number is 5851036. To participate in the webcast, log on to www.welltower.com 15 minutes before the call to download the necessary software. Replays will be available for 90 days.
Supplemental Reporting Measures We believe that net income and net income attributable to common stockholders (NICS), as defined by U.S. generally accepted accounting principles (U.S. GAAP), are the most appropriate earnings measurements. However, we consider funds from operations (FFO), normalized FFO, REVPOR, same store REVPOR (SS REVPOR), net operating income (NOI) and same store NOI (SSNOI) to be useful supplemental measures of our operating performance. These supplemental measures are disclosed on our pro rata ownership basis. Pro rata amounts are derived by reducing consolidated amounts for minority partners’ noncontrolling ownership interests and adding our minority ownership share of unconsolidated amounts. We do not control unconsolidated investments. While we consider pro rata disclosures useful, they may not accurately depict the legal and economic implications of our joint venture arrangements and should be used with caution.
Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts (NAREIT) created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO attributable to common stockholders, as defined by NAREIT, means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and noncontrolling interests. Normalized FFO attributable to common stockholders represents FFO attributable to common stockholders adjusted for certain items detailed in Exhibit 2. We believe that normalized FFO attributable to common stockholders is a useful supplemental measure of operating performance because investors and equity analysts may use this measure to compare the operating performance of the Company between periods or as compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.
We define NOI as total revenues, including tenant reimbursements, less property operating expenses. Property operating expenses represent costs associated with managing, maintaining and servicing tenants for our properties. These expenses include, but are not limited to, property-related payroll and benefits, property management fees paid to operators, marketing, housekeeping, food service, maintenance, utilities, property taxes and insurance. General and administrative expenses represent costs unrelated to property operations or transaction costs. These expenses include, but are not limited to, payroll and benefits, professional services, office expenses and depreciation of corporate fixed assets. SSNOI is used to evaluate the operating performance of our properties using a consistent population which controls for changes in the composition of our portfolio. As used herein, same store is generally defined as those revenue-generating properties in the portfolio for the relevant year-over-year reporting periods. Land parcels, loans, and sub-leases as well as any properties acquired, developed/redeveloped (including major refurbishments where 20% or more of units are simultaneously taken out of commission for 30 days or more), sold or classified as held for sale during that period are excluded from the same store amounts. Properties undergoing operator transitions and/or segment transitions (except Seniors Housing Triple-net to Seniors Housing Operating with the same operator) are also excluded from the same store amounts. Normalizers include adjustments that in management’s opinion are appropriate in considering SSNOI, a supplemental, non-GAAP performance measure. None of these adjustments, which may increase or decrease SSNOI, are reflected in our financial statements prepared in accordance with U.S. GAAP. Significant normalizers (defined as any that individually exceeds 0.50% of SSNOI growth per property type) are separately disclosed and explained. We believe NOI and SSNOI provide investors relevant and useful information because they measure the operating performance of our properties at the property level on an unleveraged basis. We use NOI and SSNOI to make decisions about resource allocations and to assess the property level performance of our properties. No reconciliation of the forecasted range for SSNOI on a combined basis or by property type is included in this release because we are unable to quantify certain amounts that would be required to be included in the comparable GAAP financial measure without unreasonable efforts, and we believe such reconciliation would imply a degree of precision that could be confusing or misleading to investors.
REVPOR represents the average revenues generated per occupied room per month at our Seniors Housing Operating properties. It is calculated as our pro rata version of total resident fees and services revenues from the income statement divided by average monthly occupied room days. SS REVPOR is used to evaluate the REVPOR performance of our properties under a consistent population which eliminates changes in the composition of our portfolio. It is based on the same pool of properties used for SSNOI and includes any revenue normalizations used for SSNOI. We use REVPOR and SS REVPOR to evaluate the revenue-generating capacity and profit potential of our Seniors Housing Operating portfolio independent of fluctuating occupancy rates. They are also used in comparison against industry and competitor statistics, if known, to evaluate the quality of our Seniors Housing Operating portfolio.
Our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and ratings agencies in the valuation, comparison, rating and investment recommendations of companies. Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, they are utilized by the Board of Directors to evaluate management. The supplemental reporting measures do

4Q19 Earnings Release	February 12, 2020

not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies. Please see the exhibits for reconciliations of supplemental reporting measures and the supplemental information package for the quarter ended December 31, 2019, which is available on the Company’s website (www.welltower.com), for information and reconciliations of additional supplemental reporting measures.
About Welltower Welltower Inc. (NYSE:WELL), an S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of health care infrastructure. The Company invests with leading seniors housing operators, post-acute providers and health systems to fund the real estate infrastructure needed to scale innovative care delivery models and improve people’s wellness and overall health care experience. Welltower™, a real estate investment trust (“REIT”), owns interests in properties concentrated in major, high-growth markets in the United States, Canada and the United Kingdom, consisting of seniors housing and post-acute communities and outpatient medical properties. More information is available at www.welltower.com. We routinely post important information on our website at www.welltower.com in the “Investors” section, including corporate and investor presentations and financial information. We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included on our website under the heading “Investors”. Accordingly, investors should monitor such portion of our website in addition to following our press releases, public conference calls and filings with the Securities and Exchange Commission. The information on our website is not incorporated by reference in this press release, and our web address is included as an inactive textual reference only.
Forward-Looking Statements and Risk Factors This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. When we use words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “pro forma,” “estimate” or similar expressions that do not relate solely to historical matters, we are making forward-looking statements. In particular, these forward-looking statements include, but are not limited to, those relating to our opportunities to acquire, develop or sell properties; our ability to close anticipated acquisitions, investments or dispositions on currently anticipated terms, or within currently anticipated timeframes; the expected performance of our operators/tenants and properties; our expected occupancy rates; our ability to declare and to make distributions to shareholders; our investment and financing opportunities and plans; our continued qualification as a REIT; our ability to access capital markets or other sources of funds; and our ability to meet our earnings guidance. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause our actual results to differ materially from our expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to: the status of the economy; the status of capital markets, including availability and cost of capital; uncertainty from the expected discontinuance of LIBOR and the transition to any other interest rate benchmark; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost-effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care and seniors housing industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; our ability to transition or sell properties with profitable results; the failure to make new investments or acquisitions as and when anticipated; natural disasters and other acts of God affecting our properties; our ability to re lease space at similar rates as vacancies occur; our ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future investments or acquisitions; environmental laws affecting our properties; changes in rules or practices governing our financial reporting; the movement of U.S. and foreign currency exchange rates; our ability to maintain our qualification as a REIT; key management personnel recruitment and retention; and other risks described in our reports filed from time to time with the Securities and Exchange Commission. Finally, we undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

4Q19 Earnings Release	February 12, 2020

Welltower Inc.
Financial Exhibits

Consolidated Balance Sheets (unaudited)
(in thousands)
	December 31,
	2019	2018
Assets
Real estate investments:
Land and land improvements	$3,486,620	$3,205,091
Buildings and improvements	29,163,305	28,019,502
Acquired lease intangibles	1,617,051	1,581,159
Real property held for sale, net of accumulated depreciation	1,253,008	590,271
Construction in progress	507,931	194,365
Less accumulated depreciation and intangible amortization	(5,715,459)	(5,499,958)
Net real property owned	30,312,456	28,090,430
Right of use assets, net	536,433	—
Real estate loans receivable, net of allowance	270,382	330,339
Net real estate investments	31,119,271	28,420,769
Other assets:
Investments in unconsolidated entities	583,423	482,914
Goodwill	68,321	68,321
Cash and cash equivalents	284,917	215,376
Restricted cash	100,849	100,753
Straight-line rent receivable	466,222	367,093
Receivables and other assets	757,748	686,846
Total other assets	2,261,480	1,921,303
Total assets	$33,380,751	$30,342,072

Liabilities and equity
Liabilities:
Unsecured credit facility and commercial paper	$1,587,597	$1,147,000
Senior unsecured notes	10,336,513	9,603,299
Secured debt	2,990,962	2,476,177
Lease liabilities	473,693	70,668
Accrued expenses and other liabilities	1,009,482	1,034,283
Total liabilities	16,398,247	14,331,427
Redeemable noncontrolling interests	475,877	424,046
Equity:
Preferred stock	—	718,498
Common stock	411,005	384,465
Capital in excess of par value	20,190,107	18,424,368
Treasury stock	(78,955)	(68,499)
Cumulative net income	7,353,966	6,121,534
Cumulative dividends	(12,223,534)	(10,818,557)
Accumulated other comprehensive income	(112,157)	(129,769)
Other equity	12	294
Total Welltower Inc. stockholders’ equity	15,540,444	14,632,334
Noncontrolling interests	966,183	954,265
Total equity	16,506,627	15,586,599
Total liabilities and equity	$33,380,751	$30,342,072

4Q19 Earnings Release	February 12, 2020

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)
		Three Months Ended		Twelve Months Ended
		December 31,		December 31,
		2019	2018	2019	2018
	Revenues:
	Resident fees and services	$831,684	$860,402	$3,448,175	$3,234,852
	Rental income	409,583	360,565	1,588,400	1,380,422
	Interest income	15,718	13,082	63,830	55,814
	Other income	5,837	7,194	20,901	29,411
	Total revenues	1,262,822	1,241,243	5,121,306	4,700,499
	Expenses:
	Property operating expenses	662,520	650,644	2,690,042	2,433,017
	Depreciation and amortization	262,644	242,834	1,027,073	950,459
	Interest expense	131,648	144,369	555,559	526,592
	General and administrative expenses	26,507	31,101	126,549	126,383
	Loss (gain) on derivatives and financial instruments, net	(5,069)	1,626	(4,399)	(4,016)
	Loss (gain) on extinguishment of debt, net	2,612	53	84,155	16,097
	Provision for loan losses	—	—	18,690	—
	Impairment of assets	98	76,022	28,133	115,579
	Other expenses	16,042	10,502	52,612	112,898
	Total expenses	1,097,002	1,157,151	4,578,414	4,277,009
	Income (loss) from continuing operations before income taxes
	and other items	165,820	84,092	542,892	423,490
	Income tax (expense) benefit	4,832	(1,504)	(2,957)	(8,674)
	Income (loss) from unconsolidated entities	57,420	195	42,434	(641)
	Gain (loss) on real estate dispositions, net	12,064	41,913	748,041	415,575
	Income (loss) from continuing operations	240,136	124,696	1,330,410	829,750

	Net income (loss)	240,136	124,696	1,330,410	829,750
Less:	Preferred dividends	—	11,676	—	46,704
	Net income (loss) attributable to noncontrolling interests	15,812	11,257	97,978	24,796
	Net income (loss) attributable to common stockholders	$224,324	$101,763	$1,232,432	$758,250
	Average number of common shares outstanding:
	Basic	405,974	378,240	401,845	373,620
	Diluted	407,904	380,002	403,808	375,250
	Net income (loss) attributable to common stockholders per share:
	Basic	$0.55	$0.27	$3.07	$2.03
	Diluted	$0.55	$0.27	$3.05	$2.02
	Common dividends per share	$0.87	$0.87	$3.48	$3.48

4Q19 Earnings Release	February 12, 2020

Outlook reconciliations: Year Ending December 31, 2020		Exhibit 1
(in millions, except per share data)
	Current Outlook
	Low	High
FFO Reconciliation:
Net income attributable to common stockholders	$1,229	$1,270
Impairments and losses (gains) on real estate dispositions, net(1,2)	(545)	(545)
Depreciation and amortization(1)	1,061	1,061
NAREIT and normalized FFO attributable to common stockholders	$1,745	$1,786

Per share data attributable to common stockholders:
Net income	$2.96	$3.06
NAREIT and normalized FFO	$4.20	$4.30

Other items:(1)
Net straight-line rent and above/below market rent amortization	$(92)	$(92)
Non-cash interest expenses	11	11
Recurring cap-ex, tenant improvements, and lease commissions	(142)	(142)
Stock-based compensation	30	30

Note : (1) Amounts presented net of noncontrolling interests' share and Welltower's share of unconsolidated entities.
(2) Includes estimated gains on projected dispositions.

Normalizing Items					Exhibit 2
(in thousands, except per share data)	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2019		2018	2019	2018
Loss (gain) on derivatives and financial instruments, net	$(5,069)	(1)	$1,626	$(4,399)	$(4,016)
Loss (gain) on extinguishment of debt, net	2,612	(2)	53	84,155	16,097
Provision for loan losses	—		—	18,690	—
Incremental stock-based compensation expense	—		—	—	3,552
Nonrecurring income tax benefits	(8,681)	(3)	—	(8,681)	—
Other expenses	16,042	(4)	10,502	52,612	112,898
Additional other income	—		(4,027)	—	(14,832)
Normalizing items attributable to noncontrolling interests and unconsolidated entities, net	(54,851)	(5)	(338)	(40,741)	4,595
Net normalizing items	$(49,947)		$7,816	$101,636	$118,294

Average diluted common shares outstanding	407,904		380,002	403,808	375,250
Net normalizing items per diluted share	$(0.12)		$0.02	$0.25	$0.32

Note: (1) Primarily related to mark-to-market of Genesis HealthCare stock holdings.
(2) Primarily related to the early redemption of the $300 million Canadian-denominated 3.35% senior unsecured notes due 2020.
(3) Primarily related to the reversal of valuation allowances.
(4) Primarily related to non-capitalizable transaction costs.
(5) Primarily related to gain on sale of unconsolidated management company investment.

4Q19 Earnings Release	February 12, 2020

FFO Reconciliations				Exhibit 3
(in thousands, except per share data)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net income (loss) attributable to common stockholders	$224,324	$101,763	$1,232,432	$758,250
Depreciation and amortization	262,644	242,834	1,027,073	950,459
Impairments and losses (gains) on real estate dispositions, net	(11,966)	34,109	(719,908)	(299,996)
Noncontrolling interests(1)	(14,895)	(17,650)	(20,197)	(69,193)
Unconsolidated entities(2)	16,191	13,910	57,680	52,663
NAREIT FFO attributable to common stockholders	476,298	374,966	1,577,080	1,392,183
Normalizing items, net(3)	(49,947)	7,816	101,636	118,294
Normalized FFO attributable to common stockholders	$426,351	$382,782	$1,678,716	$1,510,477

Average diluted common shares outstanding	407,904	380,002	403,808	375,250

Per diluted share data attributable to common stockholders:
Net income attributable to common stockholders	$0.55	$0.27	$3.05	$2.02
NAREIT FFO	$1.17	$0.99	$3.91	$3.71
Normalized FFO	$1.05	$1.01	$4.16	$4.03

Normalized FFO Payout Ratio:
Dividends per common share	$0.87	$0.87	$3.48	$3.48
Normalized FFO attributable to common stockholders per share	$1.05	$1.01	$4.16	$4.03
Normalized FFO payout ratio	83%	86%	84%	86%

Other items:(4)
Net straight-line rent and above/below market rent amortization	$(24,584)	$(23,914)	$(97,183)	$(72,854)
Non-cash interest expenses	1,282	3,886	11,026	13,423
Recurring cap-ex, tenant improvements, and lease commissions	(46,550)	(31,664)	(131,295)	(88,408)
Stock-based compensation(5)	4,547	4,846	23,487	23,186

Note: (1) Represents noncontrolling interests' share of net FFO adjustments.
(2) Represents Welltower's share of net FFO adjustments from unconsolidated entities.
(3) See Exhibit 2.
(4) Amounts presented net of noncontrolling interests' share and Welltower's share of unconsolidated entities.
(5) Excludes certain severance related stock-based compensation recorded in other expense and normalized incremental stock-based compensation expense (see Exhibit 2).

4Q19 Earnings Release	February 12, 2020

SSNOI Reconciliations							Exhibit 4
(in thousands)	Three Months Ended
	March 31,		June 30,		September 30,		December 31,
	2019	2018	2019	2018	2019	2018	2019	2018
Net income (loss)	$292,302	$453,555	$150,040	$167,273	$647,932	$84,226	$240,136	$124,696
Loss (gain) on real estate dispositions, net	(167,409)	(338,184)	1,682	(10,755)	(570,250)	(24,723)	(12,064)	(41,913)
Loss (income) from unconsolidated entities	9,199	2,429	9,049	(1,249)	(3,262)	(344)	(57,420)	(195)
Income tax expense (benefit)	2,222	1,588	1,599	3,841	3,968	1,741	(4,832)	1,504
Other expenses	8,756	3,712	21,628	10,058	6,186	88,626	16,042	10,502
Impairment of assets	—	28,185	9,939	4,632	18,096	6,740	98	76,022
Provision for loan losses	18,690	—	—	—	—	—	—	—
Loss (gain) on extinguishment of debt, net	15,719	11,707	—	299	65,824	4,038	2,612	53
Loss (gain) on derivatives and financial instruments, net	(2,487)	(7,173)	1,913	(7,460)	1,244	8,991	(5,069)	1,626
General and administrative expenses	35,282	33,705	33,741	32,831	31,019	28,746	26,507	31,101
Depreciation and amortization	243,932	228,201	248,052	236,275	272,445	243,149	262,644	242,834
Interest expense	145,232	122,775	141,336	121,416	137,343	138,032	131,648	144,369
Consolidated NOI	601,438	540,500	618,979	557,161	610,545	579,222	600,302	590,599
NOI attributable to unconsolidated investments(1)	21,827	21,620	21,518	21,725	21,957	22,247	22,031	21,933
NOI attributable to noncontrolling interests(2)	(41,574)	(31,283)	(42,559)	(30,962)	(42,356)	(37,212)	(41,035)	(40,341)
Pro rata NOI	581,691	530,837	597,938	547,924	590,146	564,257	581,298	572,191
Non-cash NOI attributable to same store properties	(7,912)	(12,614)	(8,566)	(8,459)	(12,726)	(9,668)	(15,764)	(15,328)
NOI attributable to non-same store properties	(123,581)	(96,522)	(174,240)	(143,359)	(158,388)	(142,266)	(125,892)	(128,569)
Currency and ownership(3)	603	(4,206)	2,100	(2,703)	2,636	154	832	1,748
Other adjustments(4)	(7,420)	12,644	488	11,855	14	(1,580)	(1,878)	(860)
Same store NOI (SSNOI)	$443,381	$430,139	$417,720	$405,258	$421,682	$410,897	$438,596	$429,182

Seniors housing operating	$222,141	$215,689	$202,852	$196,333	$205,982	$200,325	$194,101	$191,170
Seniors housing triple-net	88,856	85,405	88,230	85,070	90,443	87,446	91,091	88,530
Outpatient medical	84,847	82,962	85,487	83,529	84,004	82,872	74,677	73,031
Health System	—	—	—	—	—	—	35,795	35,307
Long-term/post-acute care	47,537	46,083	41,151	40,326	41,253	40,254	42,932	41,144
Total SSNOI	$443,381	$430,139	$417,720	$405,258	$421,682	$410,897	$438,596	$429,182

								Average
Seniors Housing Operating	3.0%		3.3%		2.8%		1.5%	2.7%
Seniors Housing Triple-net	4.0%		3.7%		3.4%		2.9%	3.5%
Outpatient Medical	2.3%		2.3%		1.4%		2.3%	2.1%
Hospital System	n/a		n/a		n/a		1.4%	1.4%
Long-Term/Post-Acute Care	3.2%		2.0%		2.5%		4.3%	3.0%
Total SSNOI growth	3.1%		3.1%		2.6%		2.2%	2.8%

Note : (1) Represents Welltower's interests in joint ventures where Welltower is the minority partner.
(2) Represents minority partners' interests in joint ventures where Welltower is the majority partner.
(3) Includes adjustments to reflect consistent property ownership percentages and foreign currency exchange rates for properties in the U.K. and Canada.
(4) Includes other adjustments as described in the respective Supplements.

4Q19 Earnings Release	February 12, 2020

Reconciliation of SHO SS REVPOR Growth							Exhibit 5
(dollars in thousands, except SHO SS REVPOR)
	United States		United Kingdom		Canada		Total
	Three Months Ended December 31,
	2018	2019	2018	2019	2018	2019	2018	2019
Consolidated SHO revenues	$666,566	$635,783	$80,470	$85,203	$114,579	$112,472	$861,615	$833,458
Unconsolidated SHO revenues attributable to WELL(1)	23,519	22,511	—	—	20,422	21,607	43,941	44,118
SHO revenues attributable to noncontrolling interests(2)	(39,058)	(40,528)	(6,568)	(7,622)	(25,574)	(25,023)	(71,200)	(73,173)
SHO pro rata revenues(3)	651,027	617,766	73,902	77,581	109,427	109,056	834,356	804,403
Non-cash revenues on same store properties	(620)	(659)	(19)	—	—	—	(639)	(659)
Revenues attributable to non-same store properties	(222,486)	(168,873)	(13,278)	(13,313)	(4,431)	(2,759)	(240,195)	(184,945)
Currency and ownership adjustments(4)	5,272	—	1,114	1,075	450	322	6,836	1,397
Other normalizing adjustments(5)	386	(1,800)	(394)	4	—	—	(8)	(1,796)
SHO SS revenues(6)	$433,579	$446,434	$61,325	$65,347	$105,446	$106,619	$600,350	$618,400
Avg. occupied units/month(7)	20,227	20,133	2,489	2,553	12,883	12,756	35,599	35,442
SHO SS REVPOR(8)	$7,087	$7,331	$8,146	$8,462	$2,706	$2,763	$5,576	$5,769
SS REVPOR YOY growth		3.4%		3.9%		2.1%		3.5%

Note : (1) Represents Welltower's interests in joint ventures where Welltower is the minority partner.
(2) Represents minority partners' interests in joint ventures where Welltower is the majority partner.
(3) Represents SHO revenues at Welltower pro rata ownership.
(4) Includes where appropriate adjustments to reflect consistent property ownership percentages, to translate Canadian properties at a USD/CAD rate of 1.32 and to translate UK properties at a GBP/USD rate of 1.31.

(5) Represents aggregate normalizing adjustments which are individually less than .50% of SSNOI growth.
(6) Represents SS SHO revenues at Welltower pro rata ownership.
(7) Represents average occupied units for SS properties on a pro rata basis.
(8) Represents pro rata SS average revenues generated per occupied room per month.